EXHIBIT 21.1

With the execution on June 17, 2013 of the Contribution defined in the prospectus which forms a part of this registration statement, Ambev S.A., or Newbev, became the direct holder of 74.0% and 61.9% of the voting and total capital stock, respectively, of Companhia de Bebidas das Américas – Ambev, or Ambev, a Brazilian brewer listed on the São Paulo Stock, Commodities and Futures Exchange (BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros) and the New York Stock Exchange with operations in Brazil and elsewhere in Latin America and Canada. Ambev is the only subsidiary of Newbev.